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                                                                       EXHIBIT 8



                   [Letterhead of Squire, Sanders & Dempsey L.L.P.]


                               __________________, 1997


Sunrise Educational Services, Inc.
   and Its Shareholders

    Re:  Merger of Sunrise Educational Services, Inc.
         With and into Sun Delaware, INC.
         --------------------------------

Gentlemen:

    Pursuant to section 7.03(h) of the Agreement and Plan of Merger dated September 2, 1997, among Education Alternatives, Inc. ("EAI"), Sun Delaware, Inc., a newly formed and wholly-owned subsidiary of EAI ("Sub"), and Sunrise Educational Services, Inc. ("Sunrise") (the "Merger Agreement"), our opinion has been requested by Sunrise with respect to certain of the federal income tax consequences of the merger of Sunrise with and into Sub (the "Merger"). Under the terms of the Merger Agreement, the shareholders of Sunrise will be permitted to elect to receive either EAI stock, cash or some combination of EAI stock and cash, provided that at least 50% of the fair market value of the consideration received by the Sunrise shareholders must be EAI stock.

                                  DOCUMENTS EXAMINED

    In connection with the rendering of our opinion, we have examined the following:

    1.   The Merger Agreement;

    2. The Registration Statement on Form S-4 under the Securities Act of 1933 filed by EAI with respect to the EAI stock to be issued in connection with the Merger (the "Registration Statement");

    3. The Representation Certificates of EAI, Sub, Sunrise and certain shareholders of Sunrise; and

    4. Such other documents, records, and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

    In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the

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_______________,1997
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conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                                 FACTUAL ASSUMPTIONS

    In rendering this opinion, we have made the following assumptions as to factual matters.

    1. The representations and warranties of the parties contained in the documents listed in the section entitled DOCUMENTS EXAMINED that may be deemed material to this opinion are all true in all material respects as of the date hereof;

    2. The representations as to factual matters of Sunrise, Sub and EAI contained in one or more Representation Certificates are all true in all material respects as of the date hereof;

    3. The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement, shall be consummated in accordance with the terms and conditions of the applicable documents; and

    4. The Merger will qualify as a merger under applicable state corporation law.

                                Limitations on Opinion

    The following limitations apply with respect to this opinion:

    1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retrospectively. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or

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_________________,1997
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         administrative regulation or ruling that may have a bearing on any of the foregoing.

    2. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than as set forth below.

    3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

                                       OPINION

    Based upon and subject to the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and that, accordingly,

    1. No gain or loss will be recognized by Sunrise solely as a result of the Merger.

    2. No gain or loss will be recognized by the shareholders of Sunrise on the exchange of their shares of Sunrise stock for any shares of EAI stock (except for any gain or loss attributable to any cash received pursuant to the exercise of statutory dissenters' rights or pursuant to the terms of the Merger Agreement, including cash received in lieu of fractional share interests in EAI stock).

    3. The federal income tax basis of the EAI stock received by the shareholders of Sunrise (including any fractional share that a shareholder is deemed to receive) for their shares of Sunrise stock will be the same as the federal income tax basis of the Sunrise stock surrendered in exchange therefor, decreased by the amount of cash, if any, received in the exchange and increased by the amount of gain recognized on the exchange.

    4. The holding period for the EAI stock received by the shareholders of Sunrise (including any fractional share that a shareholder is deemed to receive) in exchange for their shares of Sunrise stock will include the period for which the Sunrise stock exchanged therefor was held, provided that the exchanged Sunrise stock was held as a capital asset by such shareholder on the date of the exchange.

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__________________,1997
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    We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.

                                  Respectfully submitted,



                                  SQUIRE, SANDERS & DEMPSEY L.L.P.